FORM 15
 [Adopted in Release No. 34-20784 ((P) 83,508), March 22, 1984, effective March
                            30, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                            Tutornet.com Group, Inc.
                            ------------------------
             (Exact name of registrant as specified in its charter)



      Delaware                   0-28773                    65-0910071
      --------                   -------                    ----------
(State or other             (Commission File             (I.R.S. Employer
jurisdiction of                  Number)                Identification No.)
 incorporation)


1036 Leigh Mill Road, Great Falls, Virginia          22066
-------------------------------------------          -----
(Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code: (703) 759-5711
                                                    --------------

Former Name and Address (on Form 8-K filed May 18, 2000):

         11410 Isaac Newton Square
         Suite 105
         Reston, Virginia 20190

                        Common Stock, $0.00001 par value
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ ]        Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [X]        Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date:

                                       375
--------------------------------------------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Tutornet.com Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   March       , 2001                 BY:  /s/ Euburn R. A. Forde
             --------                           --------------------------------